EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS SECOND QUARTER RESULTS

Jacksonville, Fla. (August 6, 2008) — Regency Centers Corporation announced today financial and operating results for the quarter and six months ended June 30, 2008.

Funds From Operations (FFO) for the second quarter was $68.3 million, or $0.97 per diluted share, compared to $65.8 million and $0.94 per diluted share for the same period in 2007. For the six months ended June 30, 2008, FFO was $129.5 million or $1.84 per diluted share, compared to $144.9 million or $2.07 per diluted share for the same period last year, a per share decrease of 11%. The change in FFO per share is primarily related to transaction profits of $6.7 million in the first half of 2008 compared with profits of $33.5 million in the first half of 2007. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $31.9 million, or $0.45 per diluted share, compared to $44.4 million and $0.64 per diluted share for the same period in 2007. Net income for the six months ended June 30, 2008, was $58.6 million or $0.83 per diluted share, compared to $96.4 million and $1.39 per diluted share for the first half of 2007.

Portfolio Results

For the three months ended June 30, 2008, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 2.2% (3.4% including 100% of co-investment partnerships)

•	Rental rate growth on a cash basis: 9.3% (9.2% including 100% of co-investment partnerships)

•	Leasing transactions: 413 new and renewal lease transactions for a total of 1.3 million square feet

For the six months ended June 30, 2008, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, operating properties only: 94.6% on a pro-rata basis (95.2% including 100% of co-investment partnerships)

•	Same store net operating income (NOI) growth: 2.6% (2.9% including 100% of co-investment partnerships)

•	Same store rental rate growth on a cash basis: 10.8% (10.7% including 100% of co-investment partnerships)

•	Leasing transactions: 890 new and renewal lease transactions for a total of 3.0 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the quarter Regency’s open-end fund purchased one property at a cost of $93.3 million and a cap rate of 6.43%. Regency’s share of the purchase price was $18.7 million. Regency also sold eight co-investment operating properties, at a weighted average cap rate of 7.63%. Regency’s share of the gross sales price was $29.7 million. Two completed development properties from Regency’s wholly-owned portfolio were sold at a gross sales price of $20.5 million. During the quarter the Company sold two outparcels at a gross sales price of $6.1 million.

Development

During the quarter, the Company started two new development projects representing $23.4 million of estimated net costs after partner participation. These starts have an expected NOI yield of 9.28% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals approximately $1.6 billion. As of June 30, 2008, the Company had 48 projects under development for an estimated total net investment at completion of $1.1 billion and an expected return of 8.79% on net development costs after partner participation. The in-process developments are 64% funded and 79% leased and committed, including tenant-owned GLA.

Dividend

On August 5, 2008, the Board of Directors declared a quarterly cash dividend of $0.725 per share, payable on September 3, 2008 to shareholders of record on August 20, 2008. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on September 30, 2008 to shareholders of record on September 2, 2008; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on September 30, 2008 to shareholders of record on September 2, 2008; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on September 30, 2008 to shareholders of record on September 2, 2008.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 7 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2008 supplemental information package that may help investors estimate earnings for 2008. A copy of the Company’s second quarter 2008 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2008. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended June 30, 2008 and 2007	Three Months Ended		Year to Date
	2008	2007	2008	2007
Net income for common stockholders	$31,865,866	$44,365,297	$58,585,366	$96,434,497
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	22,468,282	18,495,578	43,856,709	36,554,096
Depreciation and amortization expense - uncons properties	10,373,693	10,526,207	21,229,351	21,195,574
Consolidated JV partners’ share of depreciation	(133,894)	(110,017)	(264,100)	(224,228)
Amortization of leasing commissions and intangibles	3,523,185	2,617,559	6,670,038	5,282,691
(Gain) loss on sale of operating properties, including JV’s	(41,540)	(10,555,722)	(1,047,967)	(15,315,959)
Minority interest of exchangeable partnership units	246,150	432,535	458,997	979,113

Funds From Operations	68,301,742	65,771,437	129,488,394	144,905,784
Dilutive effect of share-based awards	(360,387)	(269,063)	(720,773)	(519,347)

Funds From Operations for calculating Diluted FFO per Share	$67,941,355	$65,502,374	$128,767,621	$144,386,437

Weighted Average Shares For Diluted FFO per Share	70,019,995	69,848,950	69,953,931	69,762,057

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2008, the Company owned 443 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 58.9 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 191 shopping centers, including those currently in-process, representing an investment at completion of over $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.